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                                                                    EXHIBIT 99.1


          TENNECO INC. ANNOUNCES RECEIPT OF THE REQUISITE CONSENTS AND
       PRICING TERMS FOR ITS PREVIOUSLY ANNOUNCED PARTIAL TENDER OFFER AND
                              CONSENT SOLICITATION

Lake Forest, Illinois, November 15, 2007 -- Tenneco Inc. (NYSE: TEN) today announced that, as of 5:00 p.m., New York City time, on November 15, 2007 (the "Consent Date") a total of approximately $474 million in aggregate principal amount of its 10 1/4% Senior Secured Notes due 2013 (CUSIP 880349AD7) have been tendered pursuant to its tender offer for up to $230 million aggregate principal amount of notes.

As such, the requisite consents of holders of a majority in principal amount of notes required to adopt the proposed amendments to the indenture governing the notes have been received, and the company and the trustee executed a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated November 1, 2007. Accordingly, tendered notes may no longer be withdrawn and consents delivered may no longer be revoked, except in the limited circumstances described in the offer to purchase.

Based on the results to date, more than $230 million principal amount of notes have already been tendered, so the amount of notes that will be purchased will be prorated based on the aggregate principal amount of notes validly tendered in the tender offer on or before the expiration date.

In addition, the pricing terms of the offer were also set today. As such, the total consideration for each $1,000 principal amount of notes validly tendered and not withdrawn prior to the Consent Date is $1,087.09, which includes a consent payment of $30. The total consideration was determined by reference to a fixed spread of 50 basis points over the bid side yield of the 5 1/8% U.S. Treasury Note due June 30, 2008, which was calculated at 2:00 p.m., New York City time, today. The reference yield and the offer yield, as such terms are used in the offer to purchase, are 3.581% and 4.081%.

Holders who tender their notes after the Consent Date but on or prior to the expiration date for the offer, and whose notes are accepted for purchase, will receive the related tender offer consideration as defined in the offer to purchase, but will not receive the related consent payment.

The offer remains open and is scheduled to expire at midnight, New York City time, on November 30, 2007, unless extended. In addition, accrued and unpaid interest on the notes up to but not including the settlement date for the offer, which is expected to be on or about December 3, 2007, will be paid in cash on validly tendered notes accepted for purchase.

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The tender offer is conditioned on the satisfaction or waiver prior to the acceptance date of customary conditions, including Tenneco having received from the offer and sale of new notes, on terms and conditions acceptable to it in its sole discretion, funds sufficient to consummate the offer. The company expects to close on an offering of new 8?% Senior Notes due 2015 on or about November 20, 2007.

The complete terms and conditions of the tender offer and consent solicitation are described in the offer to purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the offer, at (212) 430-3774 (collect) or (866) 873-5600 (U.S. toll-free). Banc of
America Securities LLC and Citi are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-4813 (collect) or (888) 292-0070 (U.S. toll-free) and Citigroup Global Markets Inc. at (800) 558-3745 (toll-free).

This press release does not constitute an offer to sell or a solicitation of an offer to buy any notes or other securities, nor shall there be any sale of any notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 1, 2007.

BUSINESS DESCRIPTION AND FORWARD LOOKING STATEMENTS

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under Monroe(R), Walker(R), Gillet(TM), and CleviteElastomer brand names.

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law concerning Tenneco's offer and consent solicitation. These forward-looking statements generally can be identified by phrases such as "will," "conditioned" or other words or phrases of similar import. The company's ability to complete the transaction is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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